EXHIBIT 10.23

ALLERGAN, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

(2009 RESTATEMENT)

Effective as of January 1, 2009

ALLERGAN, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

(2009 RESTATEMENT)

Effective as of January 1, 2009

ARTICLE I

INTRODUCTION

1.1       Purpose.  The Allergan, Inc. Executive Deferred Compensation Plan was previously established by the Board of Directors of Allergan, Inc., a Delaware corporation (“Allergan”), to provide deferred compensation benefits to selected executive and management employees of the Company as more fully provided herein. The benefits provided under this Plan are intended to be in addition to other employee benefit programs offered by the Company, including but not limited to tax-qualified employee benefit plans.

1.2       Effective Date and Term.  This Plan was adopted effective as of January 1, 1995, and is hereby amended and restated effective as of January 1, 2009 (the “2009 Restatement”), and shall continue in effect until terminated by the Board of Directors.

1.3       Applicability of Code Section 409A.  All benefits under the Plan shall be subject to Code Section 409A. Under the terms of the Plan prior to this 2009 Restatement, all current Participants of the Plan were permitted to make an election prior to January 1, 2009 under the Code Section 409A transition election rule to conform their distribution elections for their outstanding Deferral Accounts to the permitted distribution options of this 2009 Restatement.

1.4       Applicability of ERISA.  This Plan is intended to be a “top-hat” plan -- that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of ERISA.

ARTICLE II

DEFINITIONS

As used herein, the following definitions shall apply unless context clearly indicates to the contrary.

2.1       Annual Deferral.  “Annual Deferral” means the amount of Base Salary and/or Bonuses which the Participant elects to defer for each Plan Year pursuant to Section 3.1.

2.2       Base Salary.  “Base Salary” means the Participant’s annual basic rate of pay from the Company (excluding Bonuses, commissions, and other non-regular forms of compensation) before reductions for deferrals under this Plan, the Savings and Investment Plan, or “cafeteria plan” under Code Section 125.

2.3       Beneficiary.  “Beneficiary” means the person or persons or entity designated as such in accordance with Section 13.1.

2.4       Board; Board of Directors.  “Board” and “Board of Directors” each mean the Board of Directors of Allergan. The Organization and Compensation Committee of the Board, or any successor thereto or any designee, shall exercise any and all rights, duties and obligations that are retained by or assigned to the Board under the Plan.

2.5       Bonuses.  “Bonuses” means non-salary amounts earned by the Participant that are designated as bonuses or commissions. Bonuses shall relate to the Plan Year for which the services were performed even though they may be paid in the subsequent Plan Year in accordance with Company policies or practice.

2.6       Code.  “Code” means the Internal Revenue Code of 1986, as amended.

2.7       Committee.  “Committee” means the committee authorized to administer this Plan as set forth in Section 10.1 hereof.

2.8       Company.  “Company” means Allergan, Inc., a Delaware corporation, and each Affiliated Company (as defined in the Savings and Investment Plan) designated by the Board of Directors.

2.9       Company Rate.  “Company Rate” means one hundred twenty percent (120%) of the ten-year Treasury Note one hundred twenty (120) month rolling average to be determined on October 1 of each Plan Year and made applicable for the next following Plan Year. The Company Rate shall only be used to measure investment earnings for certain grandfathered amounts as described in Section 5.3.

2.10     Deferral Accounts.  “Deferral Accounts” means the separate accounts maintained solely for record keeping purposes on behalf of each Participant to which a Participant’s Annual Deferrals and Restoration Credits are credited pursuant to Section 5.1. A Participant will have one Termination Benefit Account and, at any given time, up to two Scheduled In-Service Withdrawal Accounts.

2.11     Deferral Election.  “Deferral Election” means the election made by the Participant pursuant to the terms of Section 4.1.

2.12     Disability.  “Disability” means, for purposes of Section 4.3 only, any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and as a result the Participant is unable to perform the duties of his or her position or any substantially similar position. For all other purposes, “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and as a result of (i) the Participant is unable to engage in any substantial gainful activity or (ii) the Participant is, receiving income replacement benefits for a period of not less than three months under the Company’s long term disability insurance program. Notwithstanding the foregoing, a Participant shall be deemed to have incurred a Disability if determined to be (i) totally disabled by the Social Security Administration or (ii) disabled under the Company’s long term disability insurance program; provided, that benefits are only payable as a result of a disability that complies with this Section.

2.13     Effective Date.  “Effective Date” means January 1, 2009 for this 2009 Restatement.

2.14     Eligible Employee.  “Eligible Employee” means an employee of the Company who is a U.S. local or U.S. based expatriate that is either grade 8E/8S and above or is employed in another executive or management position as approved by the Committee.

An employee shall not be an Eligible Employee if (i) he or she is classified or paid as an independent contractor (regardless of his or her classification for federal tax or other legal purposes) by the Company, or (ii) he or she performs services for the Company pursuant to an agreement between the Company and any other person including a leasing organization.

2.15     Enrollment Forms.  “Enrollment Forms” mean, collectively, the form or forms prescribed by the Committee for enrollment in the Plan including (i) a “Deferral Election Form” pursuant to which a Participant agrees to defer Base Salary and/or Bonuses for a Plan Year, (ii) a “Distribution Election Form” pursuant to which a Participant allocates the amounts of the Deferral Election for each Plan Year among each of his or her Deferral Accounts and elects or changes the form and time of payment for such Deferral Accounts, and (iii) an “Investment Election Form” pursuant to which a Participant allocates his or her Annual Deferrals or transfers amounts in his or her Deferral Accounts among the Fund Media or from the Company Rate.

2.16     ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17     Fund Rate.  “Fund Rate” means, with respect to any portion of a Participant’s Deferral Account(s) for which the Fund Rate is applicable, the rate of return based on the income, gains, losses and expenses of the investment vehicles (collectively called “Fund Media”) selected by the Participant in accordance with Section 5.4.

2.18     Key Employee.  “Key Employee” means all corporate officers of the Company plus employees who are grade 11E and above, unless otherwise timely designated by the Committee in accordance with Code Section 409A.

2.19     Open Enrollment Period.  “Open Enrollment Period” means the enrollment period during which an Eligible Employee may enroll in the Plan for a Plan Year or the remainder of the Plan Year. Open Enrollment Periods shall be established as determined by the Company subject to any limitations or requirements set forth under the terms of the Plan.

2.20     Participant.  “Participant” means any Eligible Employee who enrolls or commences participation in this Plan as provided under Article III hereof.

2.21     Plan.  “Plan” means this Allergan, Inc. Executive Deferred Compensation Plan adopted as of the Effective Date hereof and as it may be amended from time to time.

2.22     Plan Entry Date.  “Plan Entry Date” means the first day of the calendar quarter following the day an employee satisfies the requirements of Section 2.14.

2.23     Plan Year.  “Plan Year” means the calendar year.

2.24     Restoration Credits.  “Restoration Credits” means the amounts, if any, credited to a Participant’s Deferral Account(s) pursuant to Section 5.1(b), (c), or (d).

2.25     Savings and Investment Plan.  “Savings and Investment Plan” means the Allergan, Inc. Savings and Investment Plan, as amended.

2.26     Scheduled In-Service Withdrawal.  “Scheduled In-Service Withdrawal” means a withdrawal elected by the Participant pursuant to Article VII that is payable or commences prior to Termination of Employment.

2.27     Termination Benefit.  “Termination Benefit” means a distribution elected by the Participant pursuant to Article VI that is payable upon Termination of Employment.

2.28     Termination; Termination of Employment.  “Termination” or “Termination of Employment” means the termination of a Participant’s employment with the Company for any reason whatsoever, whether voluntary or involuntary.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1       Open Enrollment.  For each Plan Year, an Eligible Employee may elect to enroll in the Plan by completing Enrollment Forms during the Open Enrollment Period preceding such Plan Year. If an Eligible Employee fails to complete Enrollment Forms during an Open Enrollment Period, he or she shall not be eligible to make Annual Deferrals for such Plan Year but shall remain eligible to do so for a subsequent Plan Year; provided, that he or she continues his or her status as an Eligible Employee and completes Enrollment Forms during a subsequent Open Enrollment Period.

3.2       First Year of Eligibility.  An employee who becomes an Eligible Employee on or after the first day of a Plan Year, may for his or her first year of initial eligibility, complete Enrollment Forms during the Open Enrollment Period that shall end no later than 30 days after the Eligible Employee’s Plan Entry Date. In the event an Eligible Employee completes Enrollment Forms during the Open Enrollment Period following his or her Plan Entry Date, such elections made thereunder shall only apply to compensation paid for services performed following receipt of such Enrollment Forms by the Company. In the event an Eligible Employee fails to complete Enrollment Forms during such Open Enrollment Period, he or she shall not be eligible to make Annual Deferrals under the Plan for the remainder of the Plan Year but shall remain eligible to do so for a subsequent Plan Year; provided, that he or she continues his or her status as an Eligible Employee and completes Enrollment Forms during a subsequent Open Enrollment Period. This Section 3.2 shall not apply to any Eligible Employee who was a former Eligible Employee at any time during the 24-month period ending on such Eligible Employee’s subsequent return to Eligible Employee status unless the balance of all Deferral Accounts was paid to the Eligible Employee prior to his or her subsequent Plan Entry Date.

3.3       Automatic Enrollment for Restoration Credits.  An Eligible Employee who fails to enroll in the Plan for a Plan Year during an Open Enrollment Period shall automatically be enrolled in the Plan for any Plan Year for which he or she receives “Restoration Credits” as described in Section 5.1.

ARTICLE IV

DEFERRAL ELECTIONS

4.1       Deferral Election.  For each Plan Year, an Eligible Employee may make a Deferral Election on a voluntary basis by properly completing and submitting Enrollment Forms during the applicable Open Enrollment Period for the Plan Year subject to the following:

(a)      A Deferral Election shall be irrevocable for the Plan Year or, if applicable, the remainder of the Plan Year unless terminated under Section 4.3.

(b)      If an Eligible Employee ceases to be an Eligible Employee during a Plan Year, any Deferral Election shall continue in effect for the remainder of the Plan Year unless terminated under Section 4.3.

(c)      A Deferral Election may only apply to amounts paid for an Eligible Employee’s services performed after the date he or she properly completes and submits his or her Deferral Election Form.

(d)      A Deferral Election shall be subject to the requirements set forth in Sections 4.2 below.

(e)      An employee who becomes an Eligible Employee after the first day of a Plan Year under Section 3.2 may only defer Base Salary earned after the date he or she properly completes and submits his or her Deferral Election Form and may not defer any Bonus earned during that first Plan Year.

4.2       Maximum Deferral Amount.  Subject to the restrictions provided in Section 4.1, and in accordance with procedures established by the Company, an Eligible Employee may elect to defer up to one hundred percent (100%) of Base Salary and/or up to one hundred percent (100%) of any Bonus earned during the Plan Year, stated as a percentage. The Committee, in its sole discretion, may change the maximum deferral percentage for a Plan Year or may replace or provide other Deferral Election options. To the extent permitted by Code Section 409A, a Deferral Election shall be automatically reduced or adjusted if the Committee determines that such action is necessary or appropriate to meet Federal, State or other applicable tax withholding obligations or to pay for benefits or other obligations arising from the Participant’s relationship with the Company.

4.3       Termination of Deferral Election.  An Eligible Employee’s Deferral Election for a Plan Year shall be immediately terminated upon his or her Termination of Employment, or a hardship withdrawal under the Savings and Investment Plan. An Eligible Employee may request that his or her Deferral Election for a Plan Year be terminated upon Disability; provided, that, in the case of Disability, the Deferral Election is terminated by the 15th day of the third month following the date the Eligible Employee incurs the Disability. If an Eligible Employee’s Deferral Election is terminated under this Section, any Deferral Election for a subsequent Plan Year shall be made in accordance with Article III.

4.4       Time and Form of Payment.  During the applicable Open Enrollment Period, an Eligible Employee shall elect the time and/or form of payment of amounts deferred during the Plan Year by allocating such amounts (in whole percentages) among the Participant’s three Deferral Accounts using a Distribution Election Form. If an Eligible Employee fails to submit a properly completed Distribution Election Form during an Open Enrollment Period or is automatically enrolled in the Plan for a Plan Year pursuant to Section 3.3, the amounts deferred for such Plan Year shall be put in the Participant’s Termination Benefit Account. Once an amount is placed in a Deferral Account, it may not be moved into a different Deferral Account, except as provided in Section 5.5(c) (for Scheduled In-Service Distribution Accounts to be distributed which have not yet fully vested). The time and form of payment of each of the Deferral Accounts shall be determined under Articles VI through VIII.

ARTICLE V

DEFERRAL ACCOUNTS

5.1       Deferral Accounts.    Solely for record keeping purposes, up to three Deferral Accounts (one Termination Benefit Account and up to two Scheduled In-Service Withdrawal Accounts) shall be established and maintained for each Participant. Pursuant to a Participant’s Distribution Election Form, the Deferral Accounts shall be credited with the following:

(a)      Annual Deferrals.  Annual Deferrals, if any, shall be credited at the time such amounts would otherwise have been paid to the Participant for the Plan Year.

(b)      Matching Contribution Restoration Credit.  If a Participant has contributed the maximum “Before Tax Deposits” (as defined in the Savings and Investment Plan) permitted under Section 4.2 of the Savings and Investment Plan (but without regard to the catch-up provisions of Section 4.2(e) of the Savings and Investment Plan and Code Section 414(v)) for the Plan Year, then such Participant’s Deferral Account(s) for such Plan Year shall be credited with a “Matching Contribution Restoration Credit” equal to the excess of the dollar amount or value of (i) the Participant’s “Matching Contributions” (as defined in the Savings and Investment Plan), without regard to trust income or earnings, based on such Participant’s “Matched Deposits” (as defined in the Savings and Investment Plan), and such Participant’s “Compensation” (as defined in the Savings and Investment Plan) as increased by any Annual Deferrals made under this Plan up to the limitation imposed by Code Section 401(a)(17), over (ii) the Participant’s actual “Matching Contributions” for the

Plan Year under the Savings and Investment Plan. The Matching Contribution Restoration Credit (if any) shall be credited to a Participant’s Deferral Account for such Plan Year after the end of the Plan Year to which such credit relates and after the Participant’s “Matching Contributions” for such Plan Year under the Savings and Investment Plan are determined, but not later than the end of the Plan Year following the Plan Year to which such credit relates.

(c)      Retirement Contribution Restoration Credit.  If a Participant is a “Retirement Account Participant” (as defined in the Savings and Investment Plan) and is eligible to receive a Retirement Contribution allocation pursuant to Section 5.4 of the Savings and Investment Plan for a Plan Year, e.g., employed by the Company on the last day of the Plan Year, then such Participant’s Deferral Account(s) for such Plan Year shall be credited with a “Retirement Contribution Restoration Credit,” the amount of which is equal to the excess of the dollar amount of (i) such Participant’s “Retirement Contribution” (as defined in the Savings and Investment Plan), without regard to trust income or earnings, based on the Participant’s “Compensation” (as defined in the Savings and Investment Plan) as increased by any Annual Deferrals made under this Plan and without regard to the limitations imposed by Code Sections 401(a)(4), 401(a)(17) and 415, over (ii) such Participant’s actual “Retirement Contribution” for such Plan Year under the Savings and Investment Plan. The Retirement Contribution Restoration Credit (if any) shall be credited to a Participant’s Deferral Account(s) for such Plan Year after the end of the Plan Year to which such credit relates and after the Participant’s “Retirement Contribution” for such Plan Year under the Savings and Investment Plan is determined, but not later than the end of the Plan Year following the Plan Year to which such credit relates.

(d)      ESOP Restoration Credit.  A Participant’s Deferral Account(s) may also contain an ESOP Restoration Credit, for Plan Years beginning prior to January 1, 2003.

The amounts (if any) to be credited to a Participant’s Deferral Accounts pursuant to paragraphs (b) and (c) above shall be credited after the end of the Plan Year to which such credits relate and after such Participant’s actual “Retirement Contribution” and actual “Matching Contributions” (each as defined in the Savings and Investment Plan) for such Plan Year under the Savings and Investment Plan are determined, but not later than the end of the Plan Year following the Plan Year to which such credits relate.

A Participant’s Restoration Credits shall be credited to the Participant’s Termination Benefit Account under Article VI and shall not be eligible for distribution as a Scheduled In-Service Withdrawal under Article VII.

5.2       Investment Earnings on Deferral Accounts.  The Deferral Accounts of a Participant shall be credited with investment earnings at the Fund Rate or interest at the Company Rate, if applicable, as provided in Section 5.3. For any portion of a Deferral Account to which the Company Rate is applicable, such portion of the Deferral Account shall be credited each month with interest which shall be compounded on an annual basis under rules determined by the Committee in its sole discretion.

5.3       Participant Investment Elections.

(a)      Deferrals and Restoration Credits.  Any Annual Deferrals made by a Participant and any Restoration Credits credited to a Participant’s Deferral Account with respect to a Deferral Period shall be credited with investment earnings at the Fund Rate and shall not be eligible to be credited with interest at the Company Rate. The investment allocation of a Participant’s Restoration Credits to Fund Media shall be the allocation selected by the Participant in his or her most recent Investment Election Form. If a Participant does not submit an Investment Election Form or otherwise select the Fund Media for his or her Restoration Credits, then such Restoration Credits shall be credited to Dodge & Cox Balanced Fund listed on Appendix A (or, if the Dodge & Cox Balanced Fund is unavailable for any reason, then such Fund Media as the Committee shall determine in its sole discretion), until superseded by a subsequent Investment Election Form properly completed and submitted by such Participant.

(b)      Amounts eligible for the Company Rate.  Certain grandfathered amounts that as of January 1, 2009 are invested at the Company Rate will continue to be eligible to accrue investment earnings at the Company Rate unless transferred to the Fund Rate under subsection (c) below. No other amounts are eligible for the Company Rate.

(c)      Transfers from Company Rate to Fund Rate.  Each Participant may request to change the investment of all or any portion of his or her Deferral Account from the Company Rate to the Fund Rate subject to the following conditions:

(i)      An Investment Election Form, which includes the allocation among Fund Media, must be submitted by such time as may be established by the Committee from time to time.

(ii)     An investment transfer from the Company Rate to the Fund Rate shall be irrevocable.

(d)      Allocation to Fund Media.  With respect to any portion of the Deferral Account to which the Fund Rate applies, the Participant may prospectively change the investment allocation to Fund Media on a periodic basis as set by the Company, but not less frequently than monthly, in whole or part by submitting an Investment Election Form or by using such electronic means and under such procedures as the Committee may permit.

5.4       Fund Media.  The initial Fund Media under the Plan shall be as set forth on Appendix A, attached hereto. The Committee may add or delete Fund Media in its sole discretion from time to time. In the event of a deletion of a Fund Media, the Committee is not required to provide a new Fund Media option with similar investment objectives as those of the deleted Fund Media. For any amounts for which a deleted Fund Media had been selected, the Committee, in its sole discretion, may select an alternative Fund Media, either a fixed income Fund Media or an existing Fund Media that has similar investment objectives as the deleted Fund Media, to which to assign those amounts until the Participant selects otherwise. The Committee shall have no liability or responsibility with respect to the absolute or relative return of such alternative Fund Media to which it assigns such amounts. Participants must make an investment allocation to Fund Media in whole percentages equal to one hundred percent (100%), in the aggregate, of the amount invested in Deferral Accounts to which the Fund Rate applies.

5.5       Vesting of Deferral Account.

(a)      A Participant shall be fully vested in his or her Annual Deferrals, Matching Contribution Restoration Credits, and ESOP Restoration Credits.

(b)      A Participant shall vest in his or her Retirement Contribution Restoration Credits and any investment earnings thereon in accordance with the following schedule:

Years of Service	Vested Percentage

Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

For purposes of this Section 5.5, a Participant’s Years of Service under the Plan shall be equal to the Participant’s “Credited Service” (as defined in the Savings and Investment Plan) credited to such Participant under the Savings and Investment Plan.

Upon a Participant’s Termination of Employment, any unvested amounts and applicable investment earnings thereon shall be forfeited after 90 days from the Termination of Employment, as of the last day of the month in which the 90-day period ends, and his or her Deferral Accounts will be adjusted accordingly. Any forfeited amounts shall be used to offset Restoration Credits to be made by the Company for the following Plan Year.

(c)      Notwithstanding paragraph (b) above, a Participant shall become fully vested in his or her Retirement Contribution Restoration Credits and any investment earnings thereon, if while employed by the Company, (i) he or she attains age 62, (ii) he or she dies, (iii) he or she incurs a “Severance” due to a “Disability” (as each term is defined in the Savings and Investment Plan), or (iv) a Change in Control occurs as defined in Section 11.2.

5.6       Statement of Accounts.  The Committee shall provide to each Participant periodic statements setting forth the balance of the Deferral Accounts maintained for such Participant. Notwithstanding anything contained in such statements, the provisions of the Plan shall govern exclusively the actual rate of investment earnings to be credited and paid.

ARTICLE VI

TERMINATION BENEFIT ACCOUNT

6.1       Payment Upon Termination of Employment.  Upon a Participant’s Termination of Employment, the Company shall pay to the Participant his or her Termination Benefit Account, as well as his or her outstanding Scheduled In-Service Withdrawal Accounts (even if such Deferral Accounts are in pay status) as a Termination Benefit at such time and in such form as provided in Sections 6.2 and 6.3 or as permitted in Section 6.4.

6.2       Time of Commencement.  A Termination Benefit shall commence payment on the first business day of January of the next following calendar year after Termination of Employment, subject to the following rules:

(a)      Six-Month Delay.  In the case of a Participant who is a Key Employee, the payment of a Participant’s Termination Benefit shall (i) commence or shall be made no earlier than (1) the first business day after six (6) months following the Participant’s Termination of Employment or (2) the death of the Participant, whichever occurs first and (ii) any payments to which such Participant would have been entitled to during the six-month delay shall be paid on the first day of the seventh month.

(b)      Administrative Delay of Payment.  For purposes of this Section 6.2, the payment of a Termination Benefit shall be treated as made upon the date specified herein, if, in the sole discretion of the Company, payment commences or is made by (i) the last day of the calendar year which contains the scheduled payment date, (ii) the last day of the calendar year in which a six-month delay (as described in subsection (a)) expires, or (iii) the 15th day of the third calendar month following the scheduled payment date or delayed payment date, whichever is the latest to occur.

6.3       Form of Termination Benefit.  Upon Termination of Employment, a Participant’s Deferral Accounts shall be paid in twenty (20) quarterly installments (the “default payment”), subject to the following:

(a)      Participant Election.  A Participant may elect that the Termination Benefit shall be paid in the form of either forty (40) or sixty (60) quarterly installments, if such election is made either (i) prior to January 1, 2009 in accordance with the Code Section 409A transition election rule described in Section 1.3, or (ii) during the Participant’s first Open Enrollment Period, i.e., prior to the time any amounts have ever been deferred by the Participant under the Plan.

(b)      Predetermined Cash-Out of $50,000.  If the total sum of a Participant’s Deferral Accounts on the date of his or her Termination of Employment (as adjusted for amounts accrued as of that date but not yet credited) is more than the limited cash-out amount described in subsection (a) but $50,000 or less, his or her Termination Benefit shall be paid in a single lump sum.

6.4       Change in Payout Timing.  A Participant may elect to change the time and/or form of the Termination Benefit, provided that such form of payment is permitted under Section 6.3, and provided that:

(a)      No more than two (2) elections shall be permitted;

(b)      The election shall not take effect until 12 months after the date on which the election is made; and

(c)      The payment date installment payments are to begin shall be postponed by the election for at least five (5) years later than the prior payment date.

ARTICLE VII

SCHEDULED IN-SERVICE WITHDRAWALS

7.1       Entitlement to Scheduled In-Service Withdrawal.  A Participant may elect to place Annual Deferral amounts (but not Restoration Credits) in up to two (at any given time) Scheduled In-Service Withdrawal Accounts for distribution of benefits as separate Scheduled In-Service Withdrawals prior to Termination of Employment at such times and in such forms as permitted in Sections 7.3 and 7.4 below. Notwithstanding placement of amounts in Scheduled In-Service Withdrawal Accounts, if the Participant has a Termination of Employment prior to full payment of a Scheduled In-Service Withdrawal Account, the Scheduled In-Service Withdrawal shall be superseded and any unpaid amounts shall be paid as a Termination Benefit under Article VI.

7.2       Number of Outstanding Scheduled In-Service Withdrawal Accounts.  A Participant may have no more than two (2) outstanding Scheduled In-Service Withdrawal Accounts at a time, however, once a Scheduled In-Service Withdrawal Account has been completely paid out, a new Scheduled In-Service Withdrawal Account may be elected.

For example, for 2009, a Participant elects for half of his Annual Deferrals to go into a Scheduled In-Service Withdrawal Account to be paid as a single-lump sum in 2012, and the other half to go into a second Scheduled In-Service Withdrawal Account to be paid as a single lump sum in 2015. After the first Scheduled In-Service Withdrawal Account has been distributed in 2012, the Participant may elect for amount being deferred in 2013 to go into a new Scheduled In-Service Withdrawal Account to be paid as a single lump sum in 2016.

7.3       Time of Commencement.  The payment of a Scheduled In-Service Withdrawal shall commence or shall be made in January of such year as elected by the Participant but in no event earlier than the third calendar year following the Plan Year for which the amounts are being deferred.

For example, under the same facts as the example in Section 7.2, although a Participant could elect for his Annual Deferrals for 2013 to go into the new Scheduled In-Service Withdrawal Account to be paid as a single lump sum in 2016, the Participant could not elect for amounts being deferred in 2013 to go into the other Scheduled In-Service Withdrawal Account, which is to be paid as a single lump sum in 2015, because the payment date is earlier than the third calendar year following the 2013 Plan Year.

7.4       Form of Scheduled In-Service Withdrawal.  A Scheduled In-Service Withdrawal shall be paid in the form of a single lump sum, unless a Participant elects for payment in quarterly installments over two (2), three (3), or four (4) years.

7.5       Change in Time and/or Form of Payment.  A Participant may change the time and/or form of a Scheduled In-Service Withdrawal, provided that such form of payment is permitted under Sections 7.5, and provided that:

(a)      No more than two (2) elections shall be permitted for a given Scheduled In-Service Withdrawal;

(b)      The election shall not take effect until 12 months after the date on which the election is made;

(c)      The payment date or first scheduled installment payment date shall be postponed by the election for at least five (5) years later than the prior payment date or first scheduled installment payment date; and

(d)      An election shall not be permitted unless the election is made at least 12 months prior to payment date or first scheduled installment payment date.

ARTICLE VIII

ACCELERATION UPON DEATH OR DISABILITY

Notwithstanding the distribution provisions of Articles VI and VII, in the event that a Participant incurs a Disability or dies, the Company shall pay to the Participant, or the Participant’s Beneficiary in the event of Participant’s death, all of his or her outstanding Deferral Accounts (including unpaid Deferral Accounts already in pay status) in a single lump sum within ninety (90) days of the occurrence of the Disability or death. For example, if a Participant dies on April 1st while still employed, all of the Participant’s outstanding Deferral Accounts shall be paid to the Participant’s Beneficiary by June 30th, regardless of any election of the Participant.

ARTICLE IX

ADDITIONAL BENEFIT PAYMENT RULES

9.1       Constructive Receipt.  To the extent permitted under Code Section 409A, the Committee may change any election or option available under the Plan, or the form or timing of any benefit payment, if the Committee determines, based on the advice of counsel or other consultants to the Company, that such a change is necessary or advisable in order to avoid or limit the risk of adverse tax consequences to Participants or Beneficiaries under Code Section 409A or based on application of the doctrine of “constructive receipt” or a similar Federal or State tax principle.

9.2       Postponement of Payment.  To the extent permitted under Code Section 409A, if a distribution of all or part of a Participant’s Deferral Accounts would not be deductible to the Company because of the restrictions imposed by Code Section 162(m) (or any successor provision), such distribution shall be postponed (to the extent necessary) to the first business day of the first Plan Year in which the limitation on deductibility would not apply. Any postponed distribution under this Section shall be credited with investment earnings at the rate otherwise applicable to the Deferral Accounts at the time when the distribution was originally scheduled for payment.

9.3       Installment Payments.  Investment earnings shall be credited to the date that the Committee selects in its sole discretion for valuation for distribution purposes and the Committee shall make appropriate adjustments to an installment amount to reflect investment gains or losses by dividing the remaining amount of a Participant’s Deferral Account(s) by the remaining number of installments. For purposes of Code Section 409A, the entitlement to a series of installment payments shall be treated as the entitlement to a single payment.

ARTICLE X

ADMINISTRATION OF THE PLAN

10.1     Administration by Committee.  This Plan shall be administered by a committee (the “Committee”) which shall exercise such powers and have such duties in administering the Plan as are hereinafter set forth. The Board of Directors shall determine the number of members of such Committee. The members of the Committee shall be appointed by the Board and the Board shall from time to time fill all vacancies occurring in said Committee. A member of the Committee may be a Participant in this Plan; provided, however, that any action to be taken by the Committee solely with respect to the particular interest in this Plan of a Committee member shall be taken by the remaining members of the Committee.

10.2     Committee Authority; Rules and Regulations.  The Committee shall have discretionary authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, (ii) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan, and (iii) take or approve all such other actions relating to the Plan (other than amending or terminating the Plan); provided, however, that the Board may, by written notice to the Committee, withdraw all or any part of the Committee’s authority at any time, in which case such withdrawn authority shall immediately revest in the Board. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

10.3     Appointment of Agents.  In the administration of the Plan, the Board and the Committee may from time to time employ agents (which may include officers and employees or the Company) and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Company.

10.4     Application of Benefits.  The Committee may require any person claiming benefits under the Plan to submit an application therefor, together with such documents and information as the Committee may require. In the case of any person suffering from a disability or other condition which prevents such person from making personal application for benefits, the Committee may, in its discretion, permit application to be made by another person acting on his or her behalf. Notwithstanding the foregoing, if the Committee shall have all information necessary to determine the amount and form of Plan benefits payable to a Participant or Beneficiary who is entitled to benefit payments under this Plan (including, to the extent applicable and without limiting the generality of the foregoing, the name, age, sex and proper mailing address of all parties entitled to benefit payments), then the failure of a Participant or Beneficiary to file an application for benefits shall not cause the Committee to defer the commencement of benefit payments beyond the benefit commencement date required under this Plan.

10.5     Claims Procedures.  If a Participant or his or her Beneficiary believes that he or she is being denied any rights or benefits under the Plan, the Participant, Beneficiary, or in either case, his or her authorized representative (the “Claimant”) shall follow the administrative procedures for filing a claim for benefits as set forth in this Section. A claim for benefits shall be in writing and shall be reviewed by the Committee or a claims official designated by the Committee. The Committee or claims official shall review a claim for benefits in accordance with the procedures established by the Committee subject to the following administrative procedures set forth in this Section.

(a)      The Committee shall furnish the Claimant with written or electronic notice of the decision rendered with respect to a claim for benefits within 90 days following receipt by the Committee (or its delegate) of the claim unless the Committee determines that special circumstances require an extension of time for processing the claim. In the event an extension is necessary, written or electronic notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 90 day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed 90 days from the end of the initial 90 day period.

(b)      In the case of a denial of the Claimant’s claim in whole or in part, the written or electronic notice of such denial shall set forth (i) the specific reasons for the denial, (ii) references to the Plan provisions upon which the denial is based, (iii) a description of any additional information or material necessary for perfection of the claim (together with an explanation why such material or information is necessary), (iv) an explanation of the Plan’s appeals procedures, and, if applicable, (v) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA if his or her claim is denied upon appeal.

(c)      In the case of a denial of a claim, a Claimant who wishes to appeal the decision shall follow the administrative procedures for an appeal as set forth in Section 10.6 below.

10.6     Appeals Procedures.  A Claimant who wishes to appeal the denial of his or her claim for benefits shall follow the administrative procedures for an appeal as set forth in this Section and shall exhaust such administrative procedures prior to seeking any other form of relief. Appeals shall be reviewed in accordance with the procedures established by the Committee subject to the following administrative procedures set forth in this Section.

(a)      In order to appeal a decision rendered with respect to his or her claim for benefits, a Claimant must file an appeal with the Committee in writing within 60 days following his or her receipt of the notice of denial with respect to the claim.

(b)      The Claimant’s appeal may include written comments, documents, records and other information relating to his or her claim. The Claimant may review all pertinent documents and, upon request, shall have reasonable access to or be provided free of charge, copies of all documents, records, and other information relevant to his or her claim.

(c)      The Committee shall provide a full and fair review of the appeal and shall take into account all claim related comments, documents, records, and other information submitted by the Claimant without regard to whether such information was submitted or considered under the initial determination or review of the initial determination. Where appropriate, the Committee will overturn a notice of denial if it determines that an error was made in the interpretation of the controlling plan documents or if the Committee determines that an existing interpretation of the controlling plan documents should be changed on a prospective basis. In the event the Claimant is a subordinate, as determined by the Committee, to an individual conducting the review, such individual shall recuse himself or herself from the review of the appeal.

(d)      The Committee shall furnish the Claimant with written or electronic notice of the decision rendered with respect to an appeal within 60 days following receipt by the Committee of the appeal unless the Committee determines that special circumstances require an extension of time for processing the appeal. In the event an extension is necessary, written or electronic notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 60 day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed 60 days from the end of the initial 60 day period.

(e)      In the case of a denial of an appeal, the written or electronic notice of such denial shall set forth (i) the specific reasons for the denial, (ii) references to the Plan provisions upon which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relating to his or her claim for benefits, and, if applicable, (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

ARTICLE XI

CHANGE IN CONTROL

11.1     Effect of a Change in Control.  Notwithstanding any other provision of the Plan, in the event that a Change in Control (as defined in Section 11.2) occurs on or after the Effective Date hereof, the Company may not amend or terminate the Plan in any manner in order to (i) change downward the method of determining the Fund Rate of any Fund Media or the Company Rate, if applicable, to be credited to the Deferral Accounts of Participants thereafter without the written consent of such Participants, or (ii) modify or eliminate any distribution method, selection of Fund Media, option or election (including all such methods, options and elections set forth in Articles V through VIII) available to Participants with respect to Deferral Accounts and Deferral Elections that exist on the date such Change in Control occurs.

11.2     Change in Control Defined.  As used in this Plan, “Change in Control” shall mean the following and shall be deemed to occur if any of the following events occur:

(a)      Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of Allergan representing (i) 20% or more of the combined voting power of Allergan’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of Allergan’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

(b)      Individuals who, as of the Effective Date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the Effective Date hereof whose election, or nomination for election by Allergan’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Allergan, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Plan, be considered as though such person were a member of the Incumbent Board of Allergan;

(c)      The consummation of a merger, consolidation or reorganization involving Allergan, other than one which satisfies both of the following conditions:

(i)      a merger, consolidation or reorganization which would result in the voting securities of Allergan outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of Allergan or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in Allergan’s voting securities immediately before such merger, consolidation or reorganization, and

(ii)     a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Allergan representing 20% or more of the combined voting power of Allergan’s then outstanding voting securities; or

(d)      The stockholders of Allergan approve a plan of complete liquidation of Allergan or an agreement for the sale or other disposition by Allergan of all or substantially all of Allergan’s assets.

Notwithstanding the preceding provisions of this Section 11.2, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 13.2 is (i) an underwriter or underwriting syndicate that has acquired the ownership of any of Allergan’s then outstanding voting securities solely in connection with a public offering of Allergan’s securities, (ii) Allergan or any subsidiary of Allergan or (iii) an employee stock ownership plan or other employee benefit plan maintained by Allergan (or any of its affiliated companies) that is qualified under the provisions of the Code. In addition, notwithstanding the preceding provisions of this Section 13.2, a Change in Control shall not be deemed to have occurred, (i) if the Person described in the preceding provisions of this Section 13.2 becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by Allergan which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Company or through a stock dividend or stock split), then a Change in Control shall occur, and (ii) upon the distribution of the stock of Advanced Medical Optics, Inc. on June 29, 2002 by Allergan to its stockholders.

ARTICLE XII

ESTABLISHMENT OF TRUST

12.1     Establishment of Trust.  Contemporaneous with the adoption of this Plan, the Company established the Trust Agreement for Allergan, Inc. Executive Deferred Compensation Plan (the “Trust” or “Trust Agreement”). The Trust created thereunder is a grantor trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code. JPMorgan Chase Bank, N.A. has been named as Trustee under such Trust Agreement. The provisions of the Trust Agreement are incorporated herein by reference.

12.2     Funding of Trust.  All amounts of Base Salary or Bonuses that are subject to Deferral Elections by Participants under this Plan shall be contributed by the Company to the Trust (or directly to other investment vehicles to be held by the Trustee as part of the Trust’s assets) at or about the same time as such amounts are credited to the Deferral Accounts of Participants.

12.3     Investment in Fund Media.  With respect to assets of the Trust attributable to Deferral Elections where the Fund Rate applies, the Committee may provide, in its sole discretion, methods by electronic means or otherwise for Participants (or the Committee where the Plan so provides) to make or change investment decisions consistent with the terms of the Plan.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1     Designation of Beneficiary.  A Participant shall be entitled to designate one or more individuals or entities, in any combination, as his or her “Beneficiary” or “Beneficiaries” to receive any Plan payments to which such Participant is entitled as of, or by reason of, his or her death. Any such designation may be made or changed at any time prior to the Participant’s death by written notice filed with the Committee, with such written notice to be in such form and contain such information as the Committee may from time to time determine. In the event that either (i) a Beneficiary designation is not on file at the date of a Participant’s death, (ii) no Beneficiary survives the Participant, or (iii) no Beneficiary is living at the time any payment becomes payable under this Plan, then, for purposes of making any further payment of any unpaid benefits under this Plan, such Participant’s Beneficiary or Beneficiaries shall be deemed to be the estate of the Participant.

13.2     Payments During Incapacity.  In the event a Participant (or Beneficiary) is under mental or physical incapacity at the time of any payment to be made to such Participant (or Beneficiary) pursuant to this Plan, any such payment may be made to the conservator or other legally appointed personal representative having authority over and responsibility for the person or estate of such Participant (or Beneficiary), as the case may be, and for purposes of such payment references in this Plan to the Participant (or Beneficiary) shall mean and refer to such conservator or other personal representative, whichever is applicable. In the absence or any lawfully appointed conservator or other personal representative of the person or estate of the Participant (or Beneficiary), any such payment may be made to any person or institution that has apparent responsibility for the person and/or estate or the Participant (or Beneficiary) as determined by the Committee. Any payment made in accordance with the provisions of this Section 13.2 to a person or institution other than the Participant (or Beneficiary) shall be deemed for all purposes of this Plan as the equivalent of a payment to such Participant (or Beneficiary), and the Company shall have no further obligation or responsibility with respect to such payment.

13.3     Domestic Relations Orders.  Notwithstanding any provision in the Plan to the contrary and subject to the approval of the Committee, in the event all or portion of a Participant’s vested benefit under the Plan is awarded to an individual (hereinafter referred to as the “alternate payee”) pursuant to a domestic relations order entered by a court in settlement of marital property rights (hereinafter referred to as a “DRO”), the awarded benefit shall be distributed to the alternate payee in a single lump sum as soon as administratively feasible following receipt of the DRO by the Company. If the alternate payee is awarded an interest in both the vested and non-vested portions of a Participant’s benefit under the Plan, the awarded benefit shall be distributed to the alternate payee in a single lump sum as soon as administratively feasible following the date the Participant is fully vested in his or her benefit or, if earlier, the date on which the Participant’s entire vested benefit under the Plan can be determined. It is intended that a DRO shall be approved by the Committee only if it meets the applicable requirements of a “qualified domestic relations order” as defined in Code Section 414(p) and only to the extent the distribution provisions of this Section are permitted under Code Section 409A.

13.4     Prohibition Against Assignment.  Except as otherwise expressly provided in Sections 13.1, 13.2, and 13.3 hereof, the rights, interests and benefits of a Participant under this Plan (i) may not be sold, assigned, transferred, pledged, hypothecated, gifted, bequeathed or otherwise disposed of to any other party by such Participant or any Beneficiary, executor, administrator, heir, distributee or other person claiming under such Participant, and (ii) shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation, gift, bequest or other disposition of such rights, interests or benefits contrary to the foregoing provisions of this Section 13.4 shall be null and void and without effect.

13.5     Binding Effect.  The provisions of this Plan shall be binding upon the Company, the Participants and any successor-in-interest to the Company or to any Participant.

13.6     No Transfer of Interest.  Other than as provided in Article XII and in the Trust Agreement, benefits under this Plan shall be payable solely from the general assets of the Company and no person shall be entitled to look to any source for payment of such benefits other than the general assets of the Company. The Company shall have and possess all title to, and beneficial interest in, any and all funds or reserves maintained or held by the Company on account of any obligation to pay benefits as required under this Plan, whether or not earmarked by the Company as a fund or reserve for such purpose; any such funds or reserves shall be subject to the claims of the creditors of the Company, and the provisions of this Plan are not intended to create, and shall not be interpreted as vesting, in any Participant, Beneficiary or other person, any right to or beneficial interest in any such funds or reserves.

13.7     Amendment or Termination of the Plan.  The Company, by action of its Board of Directors, may amend this Plan from time to time in any respect that it deems appropriate or desirable, and may terminate this Plan at any time; provided, however, that any such Plan amendment or Plan termination shall not, without a Participant’s written consent, be given effect with respect to such Participant to the extent such Plan amendment or Plan termination operates to reduce or eliminate (except to the extent that amounts are distributed under the Plan) such Participant’s Deferral Accounts as of the date of such amendment or termination. In addition, if the Board amends the Plan so as to make a change in the formula for determining the Fund Rate of any Fund Media or the Company Rate, if applicable, to be credited under the Plan, such amendment shall not become effective until thirty (30) days advance written notice is given to Participants.

13.8     No Right to Employment.  This Plan is voluntary on the part of the Company, and the Plan shall not be deemed to constitute an employment contract between the Company and any Participant, nor shall the adoption or existence of the Plan or any provision contained in the Plan be deemed to be a required condition of the employment of any Participant. Nothing contained in this Plan shall be deemed to give any Participant the right to continued employment with the Company, and the Company may terminate any Participant at any time, in which case the Participant’s rights arising under this Plan shall be only those expressly provided under the terms of this Plan.

13.9     Notices.  All notices, requests, or other communications (hereinafter collectively referred to as “Notices”) required or permitted to be given hereunder or which are given with respect to this Plan shall be in writing and may be personally delivered, or may be deposited in the United States mail, postage prepaid and addressed as follows:

To the Company	Allergan, Inc.
or the Committee at:	Attention:	Global Investments & Benefits Subcommittee
(Executive Deferred Compensation Plan)
2525 Dupont Drive
Irvine, CA 92612

cc: General Counsel

To Participant at:	The Participant’s residential mailing address as reflected in the Company’s employment records

A Notice which is delivered personally shall be deemed given as of the date or personal delivery, and a Notice mailed as provided herein shall be deemed given on the second business day following the date so mailed. Any Participant may change his or her address for purposes of Notices hereunder pursuant to a Notice to the Committee, given as provided herein, advising the Committee of such change. The Company and/or the Committee may at any time change its address for purposes of Notices hereunder pursuant to a Notice to all Participants, given as provided herein, advising the Participants of such change.

13.10    Governing Law.  This Plan shall be governed by, interpreted under, and construed and enforced in accordance with ERISA and, to the extent applicable, the internal laws (and not the laws pertaining to conflicts or choice of laws), of the State of California applicable to agreements made and to be performed wholly within the State of California.

13.11    Titles and Headings; Gender of Terms.  Article and Section headings herein are for reference purposes only and shall not be deemed to be part of the substance of this Plan or in any way to enlarge or limit the meaning or interpretation of any provision in this Plan. Use in this Plan of the masculine, feminine or neuter gender shall be deemed to include each of the omitted genders if the context so requires.

13.12    Severability.  In the event that any provision of this Plan is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

13.13    Tax Effect of Plan.  The Company does not warrant any tax benefit nor any financial benefit under the Plan. Without limiting the foregoing, directors, officers, and employees of the Company (other than in their capacity as Participants) shall be held harmless by the Company from, and shall not be subject to any liability on account of, any Federal or State tax consequences or any consequences under ERISA of any determination as to the amount of Plan benefits to be paid, the method by which Plan benefits are paid, the persons to whom Plan benefits are paid, or the commencement or termination of the payment of Plan benefits.

IN WITNESS WHEREOF, Allergan, Inc. hereby executes this instrument, evidencing the terms of the Allergan, Inc. Executive Deferred Compensation Plan as restated this 19th day of December, 2008.

ALLERGAN, INC.

By	/s/ Douglas S. Ingram
Douglas S. Ingram
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

APPENDIX A

Fund Media

The following are designated as the Fund Media as of the adoption date of this 2009 Restatement subject to addition or deletion as set forth in Section 5.4:

Vanguard Prime Money Market Fund

Western Asset Core Plus Bond Portfolio - Inst

Dodge & Cox Balanced Fund

Dodge & Cox Stock Fund

American Century Income and Growth Fund - Inst

Barclays Global Inv S&P 500 Equity Index Fund - I

Janus Adviser INTECH Risk-Managed Growth-I

Columbia Marsico Equities - Z

TIAA-CREF Inst’l Small Cap Blend Index - Inst

Evergreen Special Values - I

TimesSquare Small Cap Growth Fund

American Funds New Perspective Fund – R5

American Funds EuroPacific Growth Fund – R5

This Appendix A shall be changed automatically to reflect the current Fund Media when the Committee adds or deletes Fund Media in accordance with Section 5.4.